EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL PROVIDES UPDATES ON ITS CHARTWELL
INVESTMENT PARTNERS BUSINESS

-- Investment manager also names Senior Portfolio Manager Frank Sustersic to lead small- and mid-cap equity growth strategies --

PITTSBURGH, December 5, 2016 - TriState Capital Holdings, Inc. (NASDAQ: TSC) provided updates related to its Chartwell Investment Partners business, which is expected to grow investment management revenues by more than 20% in 2016 to about $37 million.

TriState Capital is terminating the definitive agreement it announced in October 2016 to acquire a fixed income team and assets under management (AUM) of about $4 billion, with a weighted average fee rate of 0.20%, from another asset manager. TriState Capital exercised its termination rights after determining the seller would not meet certain of its closing conditions. There is no breakup fee associated with the transaction, which had been scheduled to close next year.

Separately, TriState Capital announced that Chartwell will no longer serve as a subadvisor to Vanguard, a relationship that on September 30, 2016 had $2.8 billion in assets with a weighted average fee rate of 0.16%, generating revenue of $4.5 million and contributing about 2.4 cents to the company’s earnings per share on an annual-run-rate basis.

Excluding Vanguard assets on September 30, Chartwell had $8.0 billion in AUM with a weighted average fee rate of 0.46%, generating revenue of $37 million and contributing about 20 cents to TriState Capital’s earnings per share on an annual-run-rate basis. No impairment of goodwill or intangible assets is anticipated in connection with the conclusion of the Vanguard relationship.

“We continue to expect Chartwell will deliver robust revenue growth, with increasingly positive top- and bottom-line contributions to TriState Capital in 2017 and beyond,” TriState Capital Chief Executive Officer James F. Getz said. “The performance of many of Chartwell’s equity and fixed income strategies, coupled with attentive service and our powerful financial services distribution network, attracted meaningful inflows from key accounts and new clients in the first two months of the fourth quarter. We also plan to continue executing our strategy of supplementing Chartwell’s organic growth and scalable platform with complementary investment management transactions, such as this year’s successful acquisition of The Killen Group, advisor to The Berwyn Funds.”

The investment manager served as a subadvisor to Vanguard through Chartwell’s small- and mid-cap growth strategies. Until late November, it was one of eight subadvisors to the $3.3 billion Vanguard Explorer Fund and one of two subadvisors for the $4 billion Vanguard Mid-Cap Growth Fund. Since TriState Capital acquired Chartwell in March 2014, net inflows from Vanguard totaled about $40 million through September 2016. Over that same period, net inflows from all other clients totaled about $600 million.

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“While we are clearly disappointed with the end of Chartwell’s Vanguard relationship, we do not believe the revenue impact will have a material effect on earnings given this particular account’s steadily declining size and fee rate,” Getz added. “We have taken steps to enhance the performance and management of Chartwell’s small- and mid-cap growth strategies, in order for them to better match the standard that clients have come to expect from our growing and increasingly diversified investment management franchise and to take advantage of the additional capacity in higher fee rate business in these strategies that is made available to us through this situation.”

Chartwell also announced a change in leadership of its small- and mid-cap growth investment team with the recent hiring of Frank L. Sustersic, CFA as Senior Portfolio Manager. Sustersic has a record of achieving significant alpha for investors by consistently outperforming benchmarks and leading high-performing teams of investment professionals. Previously, he was portfolio manager at Lazard Asset Management for its US Small Cap Growth Equity Fund, and before that he served in a variety of small-cap equity portfolio management positions with Turner Investment Partners. Sustersic began his career as a portfolio manager at First Fidelity Bancorporation after earning his bachelor’s degree in economics from the University of Pennsylvania’s Wharton School.

“We’re excited to have recruited someone as well known and highly regarded in small- and mid-cap growth investing as Frank, and we are pleased to have someone with his reputation, experience and track record on board and leading our growth equity team,” said Chartwell Managing Partner and Chief Executive Officer Timothy J. Riddle. “We’re committed to providing the support and resources necessary to ensure that our small- and mid-cap growth products can deliver performance that meets and exceeds our clients’ expectations and is more in keeping with the long-term results of the Chartwell franchise. We believe that Frank will contribute to our focus on our existing clients and on expanding our business in these two strategies.”

In addition to its small- and mid-cap growth products, Chartwell and its Berwyn Funds have 13 other equity and fixed-income investment strategies, 10 of which beat their benchmarks on year-to-date performance through the end of the most-recent quarter, including four that produced top-quartile performance among their peers.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $3.6 billion in assets, as of September 30, 2016, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $10.8 billion in assets under management, as of September 30, 2016, and serves as the advisor to The Berwyn Funds and Chartwell Mutual Funds. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

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